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                                                                  Exhibit 11

                     UNION CARBIDE CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                  (In millions of dollars except per share amounts)
                                                      Quarter Ended Sept. 30,
                                                           1996         1995
Earnings Per Share - Primary
  Income                                                 $  161       $  277
  Less:  Preferred stock dividend                             3            3
  Net income available to common stockholders
    for primary income calculation                       $  158       $  274

  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding   129,104,998  135,666,903
      Dilutive effect of stock options                  4,331,086    4,657,138
                                                      133,436,084  140,324,041

  Earnings per share - primary                           $ 1.19       $ 1.96


Earnings Per Share - Fully Diluted
  Income                                                 $  161       $  277

  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding   129,104,998  135,666,903
      Dilutive effect of stock options                  4,576,637    4,896,059
      Shares issuable upon conversion of UCC
        convertible preferred stock                    16,100,050   16,311,909
                                                      149,781,685  156,874,871

  Earnings per share - fully diluted                     $ 1.08       $ 1.77


                                                   Nine Months Ended Sept. 30,
                                                           1996         1995
Earnings Per Share - Primary
  Income                                                 $  491       $  735
  Less:  Preferred stock dividend                             9            9
  Net income available to common stockholders
    for primary income calculation                       $  482       $  726

  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding   132,320,586  137,723,307
      Dilutive effect of stock options                  4,554,764    4,363,287
                                                      136,875,350  142,086,594

  Earnings per share - primary                           $ 3.52       $ 5.11


Earnings Per Share - Fully Diluted
  Income                                                 $  491       $  735

  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding   132,320,586  137,723,307
      Dilutive effect of stock options                  4,701,880    5,126,829
      Shares issuable upon conversion of UCC
        convertible preferred stock                    16,144,822   16,373,537
                                                      153,167,288  159,223,673

  Earnings per share - fully diluted                     $ 3.20       $ 4.61

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